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EXHIBIT 10.17



                           LOAN AND SECURITY AGREEMENT



                             DIGITAL SOLUTIONS, INC.
                           DSI-CONTRACT STAFFING, INC.
                       DSI-STAFF CONNXIONS-NORTHEAST, INC.
                       DSI-STAFF CONNXIONS-SOUTHWEST, INC.
                               DSI-STAFF RX, INC.
                                  CO-BORROWERS
                  300 ATRIUM DRIVE, SOMERSET, NEW JERSEY 08873

                                   $4,500,000
                                  CREDIT LIMIT

                                 APRIL 28, 1998




                                CORPORATE FINANCE
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         THIS LOAN AND SECURITY AGREEMENT (collectively with the Schedule to
Loan Agreement (the "SCHEDULE") attached hereto, the "AGREEMENT") dated the date set forth on the cover page, is entered into by and between the borrowers named on the cover page (each individually, a "Borrower", and, collectively, the "Borrowers"), whose address is set forth on the cover page and FINOVA CAPITAL CORPORATION ("FINOVA"), whose address is 355 South Grand Avenue, Los Angeles, California 90071.

1.       DEFINITIONS.

         1.1 Defined Terms. As used in this Agreement, the following terms have the definitions set forth below:

         "ADA" has the meaning set forth in Section 4.1(aa) hereof.

         "Additional Sums" has the meaning set forth in Section 2.9(a) hereof.

         "Affiliate" means any Person controlling, controlled by or under common control with any Borrower. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of any Person, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise. Without limiting the generality of the foregoing, each of the following shall be an
Affiliate: any officer or director of any Borrower, any subsidiary of any Borrower, any other Person with whom or which any Borrower has common officers or directors, any Person that owns more than five percent (5%) of the voting stock of any Borrower (an "affiliate stockholder"), and any Person in which an affiliate stockholder owns more than five percent (5%) of the voting stock.

         "Agreement" has the meaning set forth in the preamble.

         "Applicable Usury Law" has the meaning set forth in Section 2.9(b) hereof.

         "Blocked Account" has the meaning set forth in Section 2.10(c) hereof.

         "Business Day" means any day on which commercial banks in both Los Angeles, California and Phoenix, Arizona are open for business.

         "Capital Expenditures" means all expenditures made and liabilities incurred for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one year and including, without limitation, those arising in connection with Capital Leases.

         "Capital Lease" means any lease of property by a Borrower that, in accordance with GAAP, should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of such Borrower.

         "Cash Dominion Event" means (i) with respect to a Blocked Account containing proceeds of Receivables attributable to the PEO Business, the occurrence and continuation of an Event of Default described in Section 7.1(a), 7.1(b) (with respect to a breach of Section 2.10, 3.8, 6.1.13, 6.2.1, 6.2.2,
6.2.3, 6.2.5, 6.2.8, 6.2.11, 6.2.12, or 9.1 (b)), or 7.1(c) through 7.1(j) or
(ii) with respect to a Blocked Account not containing proceeds of Receivables attributable to the PEO Business, either (A) the occurrence and continuation of an Event of Default or (B) the passage of five (5) days after FINOVA gives written notice to DSI that FINOVA has determined, in its Permitted Discretion, that the transfer of Receivables collections to FINOVA is advisable to protect FINOVA's rights and remedies and FINOVA intends to instruct the bank maintaining the Blocked Account to transfer funds in the Blocked Account only to FINOVA.

         "Change of Control" means (i) a "person" or a "group" (within the meaning of Sections 13(d) and 14(d)(ii) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 30% of the total voting power of the voting stock of DSI on a fully diluted basis or (ii) a majority of the Board of Directors of DSI then in office shall not consist of individuals who on the Closing Date constitute the Board of Directors of DSI, or new directors whose election, or whose nomination for election by stockholders, was approved by at least two thirds of the members of the Board of Directors then in office who were either members of the Board of Directors on the Closing Date or whose election or nomination was previously so approved.

         "Closing Fee" has the meaning set forth in the Schedule.

         "Closing Date" means the date of the initial advance made by FINOVA pursuant to this Agreement.

         "Code" means the Uniform Commercial Code as adopted and in effect in the State of Arizona from time to time.

         "Collateral" has the meaning set forth in Section 3.1 hereof.

         "Current Assets" at any date means the amount at which the current assets of DSI and its subsidiaries would be shown on a consolidated balance sheet of DSI and its subsidiaries as at such date, prepared in accordance with
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GAAP, provided that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

         "Current Liabilities" at any date means the amount at which the current liabilities of DSI and its subsidiaries would be shown on a consolidated balance sheet of DSI and its subsidiaries as at such date, prepared in accordance with GAAP.

         "Deposit Accounts" has the meaning set forth in Section 9105 of the Code.

         "Dominion Account" has the meaning set forth in Section 2.10(c) hereof.

         "DSI" means Digital Solutions, Inc., a New Jersey corporation.

         "Eligible Receivables" of a Borrower means Receivables of such Borrower arising in the ordinary course of such Borrower's business from the sale of goods or rendition of services, which FINOVA, in its Permitted Discretion, shall deem eligible based on such considerations as FINOVA may from time to time deem appropriate. Without limiting the foregoing, a Receivable shall not be deemed to be an Eligible Receivable if (i) the account debtor has failed to pay the Receivable within a period of sixty (60) days after invoice date, to the extent of any amount remaining unpaid after such period; (ii) the account debtor has failed to pay more than 25% of all outstanding Receivables owed by it to any Borrower within sixty (60) days after invoice date; (iii) the account debtor is an Affiliate of any Borrower; (iv) the services relating thereto are sold on terms pursuant to which payment by the account debtor may be conditional; (v) the account debtor is not located in the United States, unless the Receivable is supported by a letter of credit or other form of guaranty or security, in each case in form and substance satisfactory to FINOVA; (vi) the account debtor is the United States or any department, agency or instrumentality thereof, unless the applicable Borrower has complied with the Federal Assignment of Claims Act with respect to such Receivable, or the account debtor is any state, city or municipality of the United States, or any department, agency, or instrumentability thereof, if any action other than pursuant to the Uniform Commercial Code is required to perfect FINOVA's security interest in such Receivable, unless such action has been taken to the satisfaction of FINOVA;
(vii) any Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to any Borrower; (viii) the account debtor's total obligations to any Borrower exceed 15% of all Eligible Receivables of such Borrower, to the extent of such excess; (ix) the account debtor disputes liability or makes any claim with respect thereto (up to the amount of such liability or claim), or is subject to any insolvency or bankruptcy proceeding, or becomes insolvent, fails or goes out of a material portion of its business; (x) the amount thereof consists of late charges or finance charges; (xi) the amount thereof consists of a credit balance more than sixty (60) days past due; (xii) the face amount thereof exceeds $20,000, unless accompanied by evidence of the performance of the services relating thereto satisfactory to FINOVA in its Permitted Discretion; (xiii) the invoice constitutes a progress billing on a project not yet completed, except that the final billing at such time as the matter has been completed may be deemed an Eligible Receivable; (xiv) the amount thereof is not yet represented by an invoice or bill issued in the name of the applicable account debtor; (xv) the Receivable relates to or arises from the PEO Business; or (xiv) the Receivable represents amounts subject to any lien, security interest or other encumbrance (except solely in favor of FINOVA), any trust or fiduciary obligation, or any claim of beneficial right or interest of any third party, to the extent of the amount so subject, as determined by FINOVA in its Permitted Discretion.

         "Equipment" means all of a Borrower's present and hereafter acquired machinery, molds, machine tools, motors, furniture, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dyes, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in such Borrower's operations (to the extent of such Borrower's interest therein) or owned by such Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

         "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

         "ERISA Affiliate" means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which any Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

         "Event of Default" means any of the events set forth in Section 7.1 of this Agreement.

         "Examination Fee" has the meaning set forth in the Schedule.

         "Excess Availability" means, as of the date of determination thereof, the amount by which the average daily total principal balance of the Revolving Credit Loans facility which Borrower would be permitted to have outstanding over the prior 30 days, based on the formulas and reserves set forth in the Schedule, plus cash on hand (determined in a manner acceptable to FINOVA) exceeds the sum of the Revolving Credit Loans then actually outstanding, such excess then being

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reduced by an amount necessary to provide for the payment of all accounts payable of Borrower which are more than 30 days past due date and all book overdrafts (excluding overdrafts attributable to the PEO Business which are expected to be funded by customer transfers or payments within three (3) days after such overdraft is created).

         "Excess Cash Flow" means Operating Cash Flow/Permitted less Total Contractual Debt Service.

         "FINOVA Affiliate" has the meaning set forth in Section 9.22 hereof.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for the financial covenants set forth in this Agreement, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

         "General Intangibles" means all general intangibles of a Borrower, whether now owned or hereafter created or acquired by such Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, Deposit Accounts, inventions, designs, drawings, blueprints, Trademarks, Licenses and Patents, names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against FINOVA, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation credit, liability, property and other insurance) tax refunds and claims, computer programs, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by an account debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables).

         "Guarantor(s)" has the meaning set forth in the Schedule.

         "Indebtedness for Borrowed Money" means all of a Borrower's present and future obligations, liabilities, debts, claims and indebtedness, contingent, fixed or otherwise, however evidenced, created, incurred, acquired, owing or arising, whether under written or oral agreement, operation of law or otherwise:
(i) in respect of borrowed money (including, without limitation, pursuant to the Loan Documents or Capital Leases); (ii) evidenced by a note, debenture, or similar instrument (including, without limitation, all interest on the Obligations); (iii) for the deferred purchase price of property (other than trade payables arising in the ordinary course of business); or (iv) in respect of obligations under conditional sales or other title retention agreements; and all guaranties of any or all of the foregoing; provided, however, that Indebtedness for Borrowed Money shall not include leases that are not Capital Leases.

         "Initial Term" has the meaning set forth on the Schedule.

         "Inventory" means all of a Borrower's now owned and hereafter acquired goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all documents of title or other documents representing them.

         "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

         "L/C Fee" has the meaning set forth in Section 2.4 hereof.

         "Letters of Credit" has the meaning set forth in Section 2.4. hereof.

         "Loans" has the meaning set forth in Section 2.2 hereof.

         "Loan Documents" means, collectively, this Agreement, any note or notes executed by any Borrower and payable to FINOVA, and any other present or future agreement entered into in connection with this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

         "Loan Party" means each Borrower, each Guarantor, and each other party (other than FINOVA) to any Loan Document.

         "Loan Reserves" means, as of any date of determination, such amounts as FINOVA may from time to

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time establish and revise in good faith reducing the amount of the facility for
Revolving Credit Loans which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by FINOVA in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of any Borrower or any Guarantor or (iii) the security interests and other rights of FINOVA in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect FINOVA's good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or any Guarantor to FINOVA is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which FINOVA determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

         "Loan Year" means each twelve month period commencing on the Closing Date.

         "Maximum Interest Rate" has the meaning set forth in Section 2.9(c) hereof.

         "Multiemployer Plan" means a "multiemployer plan" as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of any Borrower or any ERISA Affiliate.

         "Net Worth" at any date means the net worth of DSI and its subsidiaries as determined on a consolidated basis in accordance with GAAP.

         "Obligations" means all present and future loans, advances, debts, liabilities, obligations, covenants, duties and indebtedness at any time owing by any Borrower to FINOVA, whether evidenced by this Agreement, any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by FINOVA in any Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, Examination Fee, letter of credit fees, Closing Fee, Termination Fee, Success Fee, and any other sums chargeable to Borrower hereunder or under any other agreement with FINOVA.

         "Operating Cash Flow/Actual" means, for any period net income or loss of DSI and its subsidiaries (excluding the effect of any gains or losses classified as extraordinary under GAAP), determined on a consolidated basis in accordance with GAAP, plus or minus each of the following items, to the extent deducted from or added to the revenues in the calculation of such net income or loss: (i) depreciation; (ii) amortization and other non-cash charges; (iii) interest expense and financing fees (including, without limitation, the Success Fee, the Unused Line Fee, the L/C Fee, and the Examination Fee) paid or accrued; and (iv) total federal and state income tax expense determined as the accrued liability of DSI and its subsidiaries in respect of such period, regardless of what portion of such expense has actually been paid by any of DSI and its subsidiaries during such period; and after deduction for each of (a) federal and state income taxes, to the extent actually paid during such period; (b) any non-cash income; and (c) all actual Capital Expenditures made during such period.

         "Operating Cash Flow/Permitted" means, for any period, net income or loss of DSI and its subsidiaries (excluding the effect of any gains or losses classified as extraordinary under GAAP), determined on a consolidated basis in accordance with GAAP, plus or minus each of the following items, to the extent deducted from or added to the revenues of DSI and its subsidiaries in the calculation of net income or loss: (i) depreciation; (ii) amortization and other non-cash charges; (iii) interest expense and financing fees (including, without limitation, the Success Fee, the Unused Line Fee, the L/C Fee, and the Examination Fee) paid or accrued; and (iv) total federal and state income tax expense determined as the accrued liability of DSI and its subsidiaries in respect of such period, regardless of what portion of such expense has actually been paid by any of DSI and its subsidiaries during such period; and after deduction for each of (a) federal and state income taxes, to the extent actually paid during such period; (b) any non-cash income; and (c) all Capital Expenditures permitted hereunder (without regard to any waiver given by FINOVA with respect to any limitation on such Capital Expenditures) actually made during such period.

         "Overadvance" has the meaning set forth in Section 2.3.

         "Overline" has the meaning set forth in Section 2.3.

         "PBGC" means the Pension Benefit Guarantee Corporation.

         "PEO Business" means the professional employer organization, or "employee leasing", line of business of Borrowers pursuant to which Borrowers assume the employer responsibilities and obligations with respect a customer's workforce and provide the services of such workforce to the customer on a contractual basis.

         "Permitted Discretion" means FINOVA's judgment exercised in good faith based upon its consideration of any factor which FINOVA believes in good faith:
(i) will or could

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materially, adversely affect the value of any Collateral, the enforceability or priority of FINOVA's liens thereon or the amount which FINOVA would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to FINOVA by any Person on behalf of any Borrower is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving any Borrower, any other Loan Party or any of the Collateral, or (iv) creates or reasonably could be expected to create an Event of Default. In exercising such judgment, FINOVA may consider such factors already included in or tested by the definition of Eligible Receivables as well as any of the following: (i) the financial and business climate of the Borrowers' industry and general macroeconomic conditions, (ii) changes in collection history and dilution with respect to the Receivables, (iii) changes in demand for, and pricing of, Borrowers' services,
(iv) changes in any concentration of risk with respect to Receivables, and (v) any other factors that change the credit risk of lending to the Borrowers on the security of the Receivables or on the basis of the Borrowers' cash flow. The burden of establishing lack of good faith hereunder shall be on the Borrowers.

         "Permitted Encumbrance" means each of the liens, mortgages and other security interests set forth on the Schedule.

         "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, government, or any agency or political division thereof, or any other entity.

         "Plan" means any plan described in ERISA Section 3(2) maintained for employees of any Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

         "Prepared Financials" means the consolidated balance sheets of DSI and its subsidiaries of the date set forth in the Schedule in the section entitled 'Reporting Requirements', and as of each subsequent date on which audited balance sheets are delivered to FINOVA from time to time hereunder, and the related statements of operations, changes in stockholder's equity and changes in cash flow for the periods ended on such dates.

         "Prime Rate" has the meaning set forth in the Schedule.

         "Prohibited Transaction" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c)(2) of the IRC.

         "Receivables" means all of a Borrower's now owned and hereafter acquired accounts (whether or not earned by performance), proceeds of any letters of credit naming such Borrower as beneficiary, contract rights, chattel paper, instruments, documents and all other forms of obligations at any time owing to such Borrower, all guaranties and other security therefor, whether secured or unsecured, all merchandise returned to or repossessed by such Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

         "Renewal Term" has the meaning set forth on the Schedule.

         "Reportable Event" means a reportable event described in Section 4043 of ERISA or the regulations thereunder, a withdrawal from a Plan described in
Section 4063 of ERISA, or a cessation of operations described in Section 4068(f) of ERISA.

         "Revolving Credit Loans" has the meaning set forth in the Schedule.

         "Revolving Credit Limit" has the meaning set forth in the Schedule.

         "Revolving Interest Rate" has the meaning set forth in the Schedule.

         "Schedule" has the meaning set forth in the preamble.

         "Start Date" has the meaning set forth in the Schedule.

         "Success Fee" has the meaning set forth in the Schedule.

         "Term Loan" has the meaning set forth in the Schedule.

         "Termination Fee" has the meaning set forth in Section 9.2(d) hereof.

         "Total Contractual Debt Service" means, for any period, the sum of payments made or required to be made by the Borrowers during such period for (i) interest and scheduled principal payments due on the Term Loan (excluding voluntary prepayment and payments made from Excess Cash Flow, as required pursuant to the Schedule), (ii) interest payments due on the Revolving Credit Loans plus the Unused Line Fee, the Success Fee, the L/C Fee, and the Examination Fee, and any other fees due to FINOVA, and (iii) interest and

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scheduled principal payments due or any other Indebtedness for Borrowed Money of
Borrower.

         "Total Facility" has the meaning set forth in Section 2.1 hereof.

         "Trademarks, Copyrights, Licenses and Patents" means all of a Borrower's right, title and interest in and to, whether now owned or hereafter acquired: (i) trademarks, trademark registrations, trade names, trade name registrations, and trademark or trade name applications, including without limitation such as are listed on the Schedule, as the same may be amended from time to time, and (a) renewals thereof, (b) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including without limitation, damages and payments for past or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, (d) all rights corresponding thereto throughout the world, and (e) the goodwill of the businesses operated by any or all of the Borrowers connected with and symbolized by any trademarks or trade names; (ii) copyrights, copyright registrations and copyright applications, including without limitation such as are listed on the Schedule, as the same may be amended from time to time, and
(a) renewals thereof, (b) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including without limitation, damages and payments for past or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, and (d) all rights corresponding thereto throughout the world; (iii) license agreements, including without limitation such as are listed on the Schedule, and the right to prepare for sale, sell and advertise for sale any services or any Inventory now or hereafter owned by any Borrower and now or hereafter covered by such licenses; and (iv) patents and patent applications, registered or pending, including without limitation such as are listed on the Schedule, together with all income, royalties, shop rights, damages and payments thereto, the right to sue for infringements thereof, and all rights thereto throughout the world and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

         "Unused Line Fee" has the meaning set forth in the Schedule.

         1.2 Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2.       LOANS; INTEREST RATE AND OTHER CHARGES.

         2.1 Total Facility. Upon the terms and conditions set forth herein and provided that no Event of Default or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing, FINOVA shall, upon DSI's request on behalf of the Borrowers, make advances to Borrowers from time to time in an aggregate outstanding principal amount not to exceed the Total Facility amount (the "TOTAL FACILITY") set forth on the Schedule hereto, subject to deduction of reserves for accrued interest and such other reserves as FINOVA deems proper from time to time, and less amounts FINOVA may be obligated to pay in the future on behalf of any Borrower. The Schedule is an integral part of this Agreement and all references to "herein", "herewith" and words of similar import shall for all purposes be deemed to include the Schedule.

         2.2 Loans. Advances under the Total Facility ("LOANS" and individually, a "LOAN") shall be comprised of the amounts shown on the Schedule.

         2.3 Overlines; Overadvances. If at any time or for any reason the outstanding amount of advances (including all Letters of Credit) extended or issued pursuant hereto exceeds any of the dollar limitations ("OVERLINE") or percentage limitations ("OVERADVANCE") in the Schedule, then the Borrowers shall, jointly and severally, upon FINOVA's demand, immediately pay to FINOVA, in cash, the full amount of such Overline or Overadvance which, at FINOVA's option, may be applied to reduce the outstanding principal balance of the Loans and/or cash collateralize all or any part of any outstanding Letters of Credit. Without limiting Borrowers' obligation to repay to FINOVA on demand the amount of any Overline or Overadvance, each Borrower jointly and severally agrees to pay FINOVA interest on the outstanding principal amount of any Overline or Overadvance, on demand, at the rate set forth on the Schedule and applicable to the Revolving Credit Loans.

         2.4 Letters of Credit. At the request of DSI on behalf of Borrowers, FINOVA may, in its Permitted Discretion, arrange for the issuance of letter of credit for the account of Borrowers and guarantees of payment of such letters of credit, in each case in form and substance satisfactory to FINOVA in its sole discretion (collectively, "LETTERS OF CREDIT"). The aggregate face amount of all outstanding Letters of Credit from time to time shall not exceed the amount shown on the Schedule, and shall be reserved against the availability of Revolving Credit Loans. Borrowers shall jointly and severally pay all bank charges for the issuance of Letters of Credit, together with an additional fee to FINOVA equal to the percentage set forth on the Schedule of the aggregate face amount of each Letter of Credit outstanding from time to time during the term of this Agreement (the "L/C FEE"). The L/C Fee shall be deemed to be fully earned upon the issuance of each Letter of Credit and shall be due and payable on the first Business Day of each month following a month during which any Letter of Credit is outstanding. Any advance by FINOVA under or in connection with a Letter of Credit shall constitute an Obligation hereunder. Each Letter of Credit shall have an expiry date no later than thirty
(30) days prior to the last day of the Initial Term or, if issued during any Renewal Term no later than thirty (30) days prior to the last day of such Renewal Term. Immediately upon any termination of this Agreement, Borrowers shall either: (i) provide cash collateral to FINOVA in an amount equal to 105% of the maximum amount of FINOVA's obligations under or in connection with all then outstanding Letters of Credit, or (ii) cause to be delivered to FINOVA releases of all FINOVA's obligations under outstanding Letters of Credit. At FINOVA's discretion, any proceeds of Collateral received by FINOVA may be held as the cash collateral required by this Section 2.4. Each Borrower hereby agrees jointly and severally to indemnify, save, and hold FINOVA harmless from any loss, cost, expense, or liability, including payments made by FINOVA, expenses, and reasonable attorneys' fees incurred by FINOVA arising out of or in connection with any Letters of Credit. Each Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by FINOVA and opened for a Borrower's account or by FINOVA's interpretations of any Letter of Credit issued by FINOVA for a Borrower's account, and each Borrower understands and agrees that FINOVA shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that FINOVA may indemnify the bank issuing a Letter of Credit for certain costs or liabilities arising out of claims by a Borrower against such issuing bank. Each Borrower hereby agrees jointly and severally to indemnify and hold FINOVA harmless with respect to any loss, cost, expense, or liability incurred by FINOVA under any such indemnification by FINOVA to any issuing bank.

         2.5 Loan Account. All advances made hereunder (including without limitation all advances made by FINOVA under or in connection with any Letter of Credit) shall be added to and deemed part of the Obligations when made. FINOVA may from time to time charge all Obligations of Borrower to such Borrower's loan account with FINOVA.

         2.6 Interest; Fees. Borrower shall jointly and severally pay FINOVA interest on the daily outstanding balance of the Obligations at the per annum rates set forth on the Schedule. Borrowers shall also jointly and severally pay FINOVA the fees set forth on the Schedule.

         2.7 Default Interest Rate. Upon the occurrence and during the continuation of an Event of Default, Borrowers shall jointly and severally pay FINOVA interest on the daily outstanding balance of the Obligations and any L/C Fee at a rate per annum which is two percent (2%) in excess of the rate which would otherwise be applicable thereto pursuant to the Schedule.

         2.8 Examination Fee. Borrowers agrees to pay jointly and severally to FINOVA the Examination Fee in the amount set forth on the Schedule in connection with each audit or examination of Borrowers performed by FINOVA prior to or after the date hereof. Without limiting the generality of the foregoing, Borrowers shall jointly and severally pay to FINOVA an initial Examination Fee in an amount equal to the amount set forth on the Schedule. Such initial Examination Fee shall be deemed fully earned at the time of payment and due and payable upon the closing of this transaction, and shall be deducted from any good faith deposit paid by Borrowers to FINOVA prior to the date of this Agreement.

         2.9 Excess Interest.

         (a) The contracted for rates of interest of the loans contemplated hereby, without limitation, shall consist of the following: (i) the interest rates set forth on the Schedule, calculated and applied to the principal balance of the Obligations in accordance with the provisions of this Agreement; (ii) interest after an Event of Default, calculated and applied to the amount of the Obligations in accordance with the provisions hereof; and (iii) all Additional Sums (as herein defined), if any. Each Borrower agrees to pay an effective contracted for rate of interest which is the sum of the above-referenced elements. The Examination Fee, attorneys fees, expert witness fees, letter of credit fees, Closing Fee, Termination Fee, Success Fee, other charges, goods, things in action or any other sums or things of value paid or payable by Borrower (collectively, the "ADDITIONAL SUMS"), whether pursuant to this Agreement or any other documents or instruments in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, that under any applicable law may be deemed to be interest with respect to this lending transaction, for the purpose of any applicable law that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrowers as, and shall be deemed to be, additional interest and for such purposes only, the agreed upon and "contracted for rate of interest" of this lending transaction shall be deemed to be increased by the rate of interest resulting from the inclusion of the Additional Sums.

         (b) It is the intent of the parties to comply with the usury laws of the State of Arizona (the "APPLICABLE USURY LAW"). Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Agreement or such documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law (the "MAXIMUM INTEREST RATE"). In the event (a) any such excess of interest otherwise would be contracted for, charged or received from Borrowers or otherwise in connection with the loans evidenced hereby, or (b) the maturity of the Obligations is accelerated in whole or in part, or (c) all or part of the Obligations shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received in connection with the loans evidenced hereby, would exceed the Maximum Interest Rate, then in any such event
(1) the provisions of this paragraph shall govern and control, (2) neither the Borrowers nor any other Person now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Interest Rate, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount of the Obligations or refunded to Borrowers, at FINOVA's option, and (4) the effective rate of interest shall be automatically reduced to the Maximum Interest Rate. It is further agreed, without limiting the generality of the foregoing, that to the extent permitted by the Applicable Usury Law; (x) all calculations of interest which are made for the purpose of determining whether such rate would exceed the Maximum Interest Rate shall be made by amortizing, prorating, allocating and spreading during the period of the full stated term of the loans evidenced hereby, all interest at any time contracted for, charged or received from Borrowers or otherwise in connection with such loan; and (y) in the event that the effective rate of interest on the loan should at any time exceed the Maximum Interest Rate, such excess interest that would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law shall be paid to FINOVA from time to time, if and when the effective interest rate on the loan otherwise falls below the Maximum Interest Rate, to the extent that interest paid to the date of calculation does not exceed the Maximum Interest Rate, until the entire amount of interest which would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law has been paid in full. Each Borrower further agrees that should the Maximum Interest Rate be increased at any time hereafter because of a change in the Applicable Usury Law, then to the extent not prohibited by the Applicable Usury Law, such increases shall apply to all indebtedness evidenced hereby regardless of when incurred; but, again to the extent not prohibited by the Applicable Usury Law, should the Maximum Interest Rate be decreased because of a change in the Applicable Usury Law, such decreases shall not apply to the indebtedness evidenced hereby regardless of when incurred.

         2.10 Principal Payments; Proceeds of Collateral.

         (a) Principal Payments. Except where evidenced by notes or other instruments issued or made by a Borrower to FINOVA specifically containing payment provisions which are in conflict with this Section 2.10 (in which event the conflicting provisions of said notes or other instruments shall govern and control), that portion of the Obligations consisting of principal payable on account of Loans shall be payable jointly and severally by Borrowers to FINOVA immediately upon the earliest of (i) the receipt by FINOVA or Borrowers of any proceeds of any of the Collateral, to the extent of said proceeds during any period when funds in a Blocked Account or Dominion Account are being transferred to FINOVA in accordance with subsections (b) and (c) below, (ii) the occurrence of an Event of Default in consequence of which FINOVA elects to accelerate the maturity and payment of such loans, or (iii) any termination of this Agreement pursuant to Section 9.2 hereof; provided, however, that any Overadvance or Overline shall be payable on demand pursuant to the provisions of Section 2.3 hereof.

         (b) Collections. Until FINOVA notifies Borrowers to the contrary, Borrowers may make collection of all Receivables for FINOVA and shall receive all such payments or sums as trustee of FINOVA and immediately cause all such payments or sums to be deposited into a Blocked Account. No borrower shall commingle collections of Receivables attributable to the PEO Business with collections of any other Collateral. Whenever an Event of Default has occurred and is continuing, FINOVA or its designee may, at any time, notify account debtors that the Receivables have been assigned to FINOVA and of FINOVA's security interest therein, and may collect the Receivables directly and charge the collection costs and expenses to Borrowers' loan accounts. Each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by FINOVA on account of the Obligations on the Business Day of receipt by FINOVA of good funds which have been finally credited to FINOVA's account, whether such funds are received directly from a Borrower or from the Blocked Account bank, pursuant to Section 2.10(c) hereof, and this provision shall apply regardless of the amount of the Obligations outstanding or whether any Obligations are outstanding; provided, that if any such good funds are received after 12:00 p.m. noon (Los Angeles time) on any Business Day or at any time on any day not constituting a Business Day, such funds shall be deemed received on the immediately following Business Day. FINOVA is not, however, required to credit any Borrower's account for the amount of any item of payment which is unsatisfactory to FINOVA in its Permitted Discretion and FINOVA may charge the applicable Borrower's loan account for the amount of any item of payment which is returned to FINOVA unpaid.

         (c) Establishment of a Blocked Account or Dominion Account. Unless each Borrower shall be otherwise directed by FINOVA in writing, each Borrower shall cause all proceeds of Collateral to be deposited into or such "blocked accounts" as FINOVA may require (each, a "BLOCKED ACCOUNT") pursuant to an arrangement with such bank as may be selected by Borrowers and be acceptable to FINOVA. Unless otherwise provided herein, all proceeds in the Blocked Accounts shall be available to Borrowers in accordance with the regulations of such bank for use in the ordinary course of business. If a Cash Dominion Event has occurred and is continuing, then upon written notice from FINOVA to the bank maintaining a Blocked Account all proceeds in such Blocked Account shall be transferred on a regular basis in immediately available funds only to FINOVA or for its account as FINOVA may direct, and applied in payment of the Obligations in such order as FINOVA determines in its sole discretion. Each Borrower shall issue to any such bank an irrevocable letter of instruction directing said bank to make available or transfer such funds so deposited as provided in the immediately preceding sentence. All funds deposited in a Blocked Account shall be at all times subject to FINOVA's security interest and Borrowers shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. FINOVA assumes no responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, if a Cash Dominion Event described in clause (i) or (ii) (A) of the definition thereof has occurred and is continuing, FINOVA may establish depository accounts in the name of FINOVA at a bank or banks for the deposit of such funds (each, a "DOMINION ACCOUNT") and each Borrower shall deposit all proceeds of Receivables and all cash proceeds of any sale, to the extent permitted herein, of Equipment or cause same to be deposited, in kind, in such Dominion Accounts of FINOVA in lieu of depositing same to Blocked Accounts, and, unless otherwise provided herein, all such funds shall be applied by FINOVA to the Obligations in such order as FINOVA determines in its sole discretion.

         (d) Payments Without Deductions. Each Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any other Loan Document, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

         (e) Collection Days Upon Repayment. In the event any Borrower repays the Obligations in full at any time hereafter, such payment in full shall be credited (conditioned upon final collection) to such Borrower's loan account on the Business Day of FINOVA's receipt thereof, determined in accordance with
Section 2.10(b).

         (f) Monthly Accountings. FINOVA shall provide Borrowers monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrowers and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by FINOVA), unless DSI notifies FINOVA in writing to the contrary within thirty (30) days after each account is rendered, describing the nature of any alleged errors or admissions.

         2.11 Application of Collateral. Except as otherwise provided herein, FINOVA shall have the continuing and exclusive right to apply or reverse and re-apply any and all payments to any portion of the Obligations in such order and manner as FINOVA shall determine in its sole discretion; provided, however, that so long as no Event of Default has occurred and is continuing, any payment designated by Borrowers as being made in respect of principal of or interest on the Term Loan shall be applied as designated by Borrowers. To the extent that a Borrower makes a payment or FINOVA receives any payment or proceeds of the Collateral for any Borrower's benefit which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or any other party under any bankruptcy law, common law or equitable cause, or otherwise, then, to such extent, all Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by FINOVA.

         2.12 Application of Payments. The amount of all payments or amounts received by FINOVA with respect to the Loans shall be applied to the extent applicable under this Agreement: (i) first, to accrued interest through the date of such payment, including any Default Interest; (ii) then, to any late fees, overdue risk assessments, Examination Fee and expenses, collection fees and expenses and any other fees and expenses due to FINOVA hereunder; and (iii) last, the remaining balance, if any, to the unpaid principal balance of the Loans; provided however, while an Event of Default exists under this Agreement, or under any other Loan Document, each payment hereunder shall be (x) held as cash collateral to secure Obligations relating to any Letters of Credit or other contingent obligations arising under the Loan Documents and/or (y) applied to amounts owed to FINOVA by Borrowers as FINOVA in its sole discretion may determine. In calculating interest and applying payments as set forth above: (a) interest shall be calculated and collected through the date a payment is actually applied by FINOVA under the terms of this Agreement; (b) interest on the outstanding balance shall be charged during any grace period permitted hereunder; (c) at the end of each month, all accrued and unpaid interest and other charges provided for hereunder shall be added to the principal balance of the Loan; and (d) to the extent that any Borrower makes a payment or FINOVA receives any payment or proceeds of the Collateral for such Borrower's benefit that is subsequently invalidated, set aside or required to be repaid to any other Person, then, to such extent, all Obligations to which such payment or proceeds were applied or intended to be applied shall be revived and continue as if such payment or proceeds had not been received by FINOVA, and FINOVA may adjust the Loan balances as FINOVA, in its reasonable judgment, deems appropriate under the circumstances to reverse the effect of such application.

         2.13 Notification of Closing. DSI shall provide FINOVA with at least forty-eight (48) hours prior written notice of the Closing Date, to enable FINOVA to arrange for the availability of funds. In the event the closing does not take place on the date specified in DSI's notice to FINOVA, other than through the fault of FINOVA, each Borrower agrees jointly and severally to reimburse FINOVA for FINOVA's costs to maintain the necessary funds available for the closing, at the Term Interest Rate with respect to the amount of the Term Loan, and at the Revolving Interest Rate with respect to an amount equal to the initial advance under the Revolving Credit Loans facility which is to be made on the Closing Date, for the number of days which elapse between the date specified in DSI's notice and the date upon which the closing actually occurs (which number of days shall not include the date specified in DSI's notice, but shall include the Closing Date).

3.       SECURITY.

         3.1 Security Interest in the Collateral. To secure the payment and performance of the Obligations when due, each Borrower hereby grants to FINOVA a first priority security interest (subject only to Permitted Encumbrances) in all of such Borrower's now owned or hereafter acquired or arising Inventory, Equipment, Receivables, life insurance policies and the proceeds thereof, Trademarks, Copyrights, Licenses and Patents, Investment Property (as defined in
Section 9-115 of the Code) and General Intangibles, including, without limitation, all of such Borrower's Deposit Accounts, money, any and all property now or at any time hereafter in FINOVA's possession (including claims and credit balances), and all proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), all products and all books and records and computer data related to any of the foregoing (all of the foregoing, together with all other property in which FINOVA may be granted a lien or security interest, is referred to herein, collectively, as the "COLLATERAL").

         3.2 Perfection and Protection of Security Interest. Each Borrower shall, at its expense, take all actions requested by FINOVA at any time to perfect, maintain, protect and enforce FINOVA's first priority security interest and other rights in the Collateral and the priority thereof from time to time, including, without limitation, (i) executing and filing financing or continuation statements and amendments thereof and executing and delivering such documents and titles in connection with motor vehicles as FINOVA shall require, all in form and substance satisfactory to FINOVA, (ii) maintaining a perpetual inventory and complete and accurate stock records, (iii) delivering to FINOVA warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued, and transferring Inventory to warehouses designated by FINOVA, (iv) placing notations on such Borrower's books of account to disclose FINOVA's security interest therein and (v) delivering to FINOVA all letters of credit on which such Borrower is named beneficiary. FINOVA may file, without any Borrower's signature, one or more financing statements disclosing FINOVA's security interest under this Agreement. Each Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of a Borrower's agents or processors, the applicable Borrower shall notify such Person of FINOVA's security interest in such Collateral and, upon FINOVA's request, instruct them to hold all such Collateral for FINOVA's account subject to FINOVA's instructions. From time to time, each Borrower shall, upon FINOVA's request, execute and deliver confirmatory written instruments pledging the Collateral to FINOVA, but any Borrower's failure to do so shall not affect or limit FINOVA's security interest or other rights in and to the Collateral. Until the Obligations have been fully satisfied and FINOVA's obligation to make further advances hereunder has terminated, FINOVA's security interest in the Collateral shall continue in full force and effect.

         3.3 Preservation of Collateral. FINOVA may, in its Permitted Discretion, at any time discharge any lien or encumbrance on the Collateral or bond the same, pay any insurance, maintain guards, pay any service bureau, obtain any record or take any other action to preserve the Collateral and charge the cost thereof to the applicable Borrower's loan account as an Obligation.

         3.4 Insurance. Each Borrower will maintain and deliver evidence to FINOVA of such insurance as is required by FINOVA, written by insurers, in amounts, and with lender's loss payee, additional insured, and other endorsements, satisfactory to FINOVA. All premiums with respect to such insurance shall be paid by each Borrowers as and when due. Accurate and certified copies of the policies shall be delivered by each Borrower to FINOVA. If a Borrower fails to comply with this Section, FINOVA may (but shall not be required to) procure such insurance and endorsements at the Borrowers' expense and charge the cost thereof to the Borrowers' loan accounts as an Obligation.

         3.5 Collateral Reporting; Inventory.

         (a) Invoices. No Borrower shall re-date any invoice or sale from the original date thereof or make sales on extended terms beyond those customary in Borrowers' industry, or otherwise extend or modify the term of any Receivable. If a Borrower becomes aware of any matter materially affecting any Receivable, including information affecting the credit of the account debtor thereon, such Borrower shall promptly notify FINOVA in writing.

         (b) Instruments. In the event any Receivable is or becomes evidenced by a promissory note, trade acceptance or any other instrument for the payment of money, the applicable Borrower shall immediately deliver such instrument to FINOVA appropriately endorsed to FINOVA and, regardless of the form of any presentment, demand, notice of dishonor, protest and notice of protest with respect thereto, such Borrower shall remain liable thereon until such instrument is paid in full.


         3.6 Receivables.

         (a) Eligibility. (i) Each Borrower represents and warrants that each of its Receivables covers and shall cover a bona fide sale or lease and delivery by it of goods or the rendition by it of services in the ordinary course of its business, and shall be for a liquidated amount and FINOVA's security interest shall not be subject to any offset, deduction, counterclaim, rights of return or cancellation, lien or other condition. If any representation or warranty herein is breached as to any Receivable or any Receivable ceases to be an Eligible Receivable for any reason other than payment thereof, then FINOVA may, in addition to its other rights hereunder, designate any and all Receivables owing by that account debtor as not Eligible Receivables; provided, that FINOVA shall in any such event retain its security interest in all Receivables, whether or not Eligible Receivables, until the Obligations have been fully satisfied and FINOVA's obligation to provide loans hereunder has terminated.

         (ii) FINOVA at any time shall be entitled to (i) establish and increase or decrease reserves against Eligible Receivables, (ii) reduce the advance rates in the Schedule or restore such advance rates to any level equal to or below the advance rates set forth in the Schedule or (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of "Eligible Receivables", in the exercise of its Permitted Discretion. FINOVA may but shall not be required to rely on the schedules and/or reports delivered to FINOVA in connection herewith in determining the then eligibility of Receivables. Reliance thereon by FINOVA from time to time shall not be deemed to limit the right of FINOVA to revise advance rates or standards of eligibility as provided above.

         (b) Disputes. Each Borrower shall notify FINOVA promptly of all material disputes or claims and settle or adjust such disputes or claims at no expense to FINOVA, but no discount, credit or allowance shall be granted to any account debtor without FINOVA's consent, except for discounts, credits and allowances made or given in the ordinary course of a Borrower's business. FINOVA may, at any time after the occurrence of an Event of Default, settle or adjust disputes or claims directly with account debtors for amounts and upon terms which FINOVA considers advisable in its reasonable credit judgment and, in all cases, FINOVA shall credit Borrowers' loan accounts with only the net amounts received by FINOVA in payment of any Receivables.

         3.7 Equipment. Each Borrower shall keep and maintain the Equipment in good operating condition and repair and make all necessary replacements thereto to maintain and preserve the value and operating efficiency thereof at all times consistent with Borrowers' past practice, ordinary wear and tear excepted. No Borrower shall permit any item of Equipment to become a fixture (other than a trade fixture) to real estate or an accession to other property.

         3.8 Other Liens; No Disposition of Collateral. Each Borrower represents, warrants and covenants that except for FINOVA's security interest, Permitted Encumbrances, and such other liens, claims and encumbrances as may be permitted by FINOVA in its sole discretion from time to time in writing, (a) all Collateral is and shall continue to be owned by it free and clear of all liens, claims and encumbrances whatsoever and (b) no Borrower shall, without FINOVA's prior written approval, sell, encumber or dispose of or permit the sale, encumbrance or disposal of any Collateral or all or any substantial part of any of its other assets (or any interest of a Borrower therein). In the event FINOVA gives any such prior written approval with respect to any such sale of Collateral, the same may be conditioned on the sale price being equal to, or greater than, an amount acceptable to FINOVA. The proceeds of any such sales of Collateral shall be remitted to FINOVA pursuant to this Agreement for application to the Obligations.

         3.9 Collateral Security. The Obligations shall constitute one loan secured by the Collateral. FINOVA may, in its sole discretion, in accordance with the Loan Documents and applicable law, (i) exchange, enforce, waive or release any of the Collateral, (ii) apply Collateral and direct the order or manner of sale thereof as it may determine, and (iii) settle, compromise, collect or otherwise liquidate any Collateral in any manner without affecting its right to take any other action with respect to any other Collateral.

4.       CONDITIONS OF CLOSING.

         4.1 Initial Advance. The obligation of FINOVA to make the initial advance hereunder or to issue or arrange for the issuance of the initial Letter of Credit hereunder is subject to the fulfillment, to the satisfaction of FINOVA and its counsel, of each of the following conditions on or prior to the date set forth on the Schedule:

         (a) Loan Documents. FINOVA shall have received each of the following Loan Documents: (i) the

Agreement fully and properly executed by Borrower; (ii) a promissory note in such amounts and on such terms and conditions as FINOVA shall specify, executed by Borrower; (iii) Guaranties executed by each of the Guarantors and Support Agreement executed by the applicable parties; (iv) such security agreements, intellectual property assignments, pledge agreements, mortgages and deeds of trust as FINOVA may require with respect to this Agreement and any Guaranties, executed by each of the parties thereto and, if applicable, duly acknowledged for recording or filing in the appropriate governmental offices; (v) such Blocked Account agreements as it shall reasonably determine; and (vi) such other documents, instruments and agreements in connection herewith as FINOVA shall require, executed, certified and/or acknowledged by such parties as FINOVA shall designate;

         (b) Minimum Excess Availability. Borrowers shall have Excess Availability under the Revolving Credit Loans facility of not less than the amount specified in the Schedule, after giving effect to the initial advance and the initial Letter of Credit hereunder and after giving effect to any applicable Loan Reserves against borrowing availability under the Revolving Credit Loans.

         (c) Terminations by Existing Lender. Borrowers' existing lender shall have executed and delivered UCC termination statements and other documentation evidencing the termination of its liens and security interests in the assets of Borrowers;

         (d) Charter Documents. FINOVA shall have received copies of each Borrower's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of the applicable Borrower;

         (e) Good Standing. FINOVA shall have received a certificate of corporate status with respect to each Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of such Borrower, which certificate shall indicate that such Borrower is in good standing in such state;

         (f) Foreign Qualification. FINOVA shall have received certificates of corporate status with respect to each Borrower and each other Loan Party, each dated within ten (10) days of the Closing Date, issued by the Secretary of State of each state in which such party's failure to be duly qualified or licensed would have a material adverse effect on its financial condition or assets, indicating that such party is in good standing;

         (g) Authorizing Resolutions and Incumbency. FINOVA shall have received a certificate from the Secretary of each Borrower attesting to (i) the adoption of resolutions of such Borrower's Board of Directors, and shareholders or members if necessary, authorizing the borrowing of money from FINOVA and execution and delivery of this Agreement and the other Loan Documents to which such Borrower is a party, and authorizing specific officers of such Borrower to execute same, and (ii) the authenticity of original specimen signatures of such officers;

         (h) Insurance. FINOVA shall have received the insurance certificates and certified copies of policies required by Section 3.4 hereof, in form and substance satisfactory to FINOVA and its counsel, together with an additional insured endorsement in favor of FINOVA with respect to all liability policies and a lender's loss payable endorsement in favor of FINOVA with respect to all casualty and business interruption policies, each in form and substance acceptable to FINOVA and its counsel;

         (i) Searches; Certificates of Title. FINOVA shall have received searches reflecting the filing of its financing statements and fixture filings in such jurisdictions as it shall determine, and shall have received certificates of title with respect to the Collateral which shall have been duly executed in a manner sufficient to perfect all of the security interests granted to FINOVA;

         (j) Landlord, Bailee and Mortgagee Waivers. FINOVA shall have received landlord, bailee and/or mortgagee waivers from the lessors, bailees and/or mortgagees of all locations where any Collateral is located;

         (k) Fees. Borrowers shall have paid all fees payable by them on the Closing Date pursuant to this Agreement;

         (l) Opinion of Counsel. FINOVA shall have received an opinion of Borrowers' counsel covering such matters as FINOVA shall determine in its sole discretion;

         (m) Officer Certificate. FINOVA shall have received a certificate of the President and the Chief Financial Officer or similar officer of DSI, attesting to the accuracy of each of the representations and warranties of Borrowers set forth in this Agreement and the fulfillment of all conditions precedent to the initial advance hereunder;

         (n) Solvency Certificate. If requested, FINOVA shall have received a signed certificate of the DSI's duly elected Chief Financial Officer concerning the solvency and financial condition of Borrowers, on FINOVA's standard form;

         (o) Blocked Account. The Blocked Accounts referred to in Section 2.10(c) hereof shall have been established to the satisfaction of FINOVA in its sole discretion;

         (p) [Intentionally Omitted]

         (q) Environmental Certificate. FINOVA shall have received an Environmental Certificate from Borrowers, in form and substance satisfactory to FINOVA in its discretion, with respect to all locations of Collateral;

         (r) Search and References. FINOVA shall have received and approved the results of UCC, tax lien, litigation, judgment, and bankruptcy searches regarding Borrowers, and members of the senior management of Borrowers, and shall have received satisfactory customer, vendor and credit reference checks on Borrowers.

         (s) No Material Adverse Changes. Prior to the Closing Date, there shall have occurred no material adverse change in the financial condition of any Borrower, or in the condition of the assets of any Borrower, from that shown on the Prepared Financials. At the closing, Borrowers shall deliver to FINOVA an officer's certification confirming that Borrowers are unaware of the existence of any such material adverse change.

          (t) Material Agreements. FINOVA shall have received, reviewed and approved all material agreements to which any Borrower shall be a party.

         (u) Projections. Borrowers shall submit cash flow projections and pro forma balance sheet with adjusting entries (i) showing that the proposed financing will provide sufficient funds for the Borrowers' projected working capital needs, and (ii) showing: (1) that the Borrowers will have reasonably sufficient capital for the conduct of business following the initial funding, and (2) that no Borrower will incur debts beyond its ability to pay such debts as they mature.

         (v) Opinions. To the extent any Person other than Borrowers shall be parties to the Loan Documents, FINOVA reserves the right to require satisfactory opinions of counsel for each such Person concerning the proper organization of such Person and the due authorization, execution, delivery, enforceability, validity and binding effect of the Loan Documents to which such Person is a party. Each such opinion of counsel shall confirm, to the satisfaction of FINOVA, that the opinion is being delivered to FINOVA at the instruction of the party represented by such counsel, that FINOVA is entitled to rely on such opinion and that for purposes of such reliance, FINOVA is deemed to be in privity with the opining counsel.

         (w) ADA Compliance. If necessary, as of the Closing Date, each Borrower shall be in compliance with the Americans with Disabilities Act of 1990 ("ADA"), or, if any renovations of a Borrower's facilities or modifications of a Borrower's employment practices shall be required to bring them into compliance with the ADA, review and approval by FINOVA of such Borrower's proposed plan to come into such compliance. Each Borrower shall deliver representations and warranties to FINOVA concerning such Borrower's compliance with the ADA, and no evidence shall have come to the attention of FINOVA indicating that any Borrower is not in compliance with the ADA (except to the extent that FINOVA has reviewed and approved such Borrower's plan to come into compliance).

         (x) Transaction Costs. Borrowers shall provide to FINOVA a complete, itemized summary of all transaction costs paid or incurred by any Person in connection with the making of the Loans, which transaction costs shall not exceed the amount set forth in the Schedule, as well as appropriate documentation evidencing such costs and the payment thereof. All such information must be acceptable to FINOVA, in FINOVA's sole discretion, exercised in good faith.

         (y) Schedule Conditions. Borrowers shall have complied with all additional conditions precedent as set forth in the Schedule attached hereto.

         (z) Other Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed and recorded and shall be in form and substance reasonably satisfactory to FINOVA and its counsel including, without limitation, each of the items listed on the Closing Checklist attached as EXHIBIT A hereto.

         4.2 Subsequent Advances. The obligation of FINOVA to make any advance or issue or cause any Letter of Credit to be issued hereunder (including the initial advance or Letter of Credit) shall be subject to the further conditions precedent that, on and as of the date of such advance or Letter of Credit issuance: (a) the representations and warranties of Borrowers set forth in this Agreement shall be accurate, before and after giving effect to such advance or issuance and to the application of any proceeds thereof; (b) no Event of Default and no event which, with notice or passage of time or both, would constitute an Event of Default has occurred and is continuing, or would result from such advance or issuance or from the application of any proceeds thereof; (c) no material adverse change has occurred in any Borrower's business, operations, financial condition, in the condition of the Collateral or other assets of any Borrower or in the prospect of repayment of the Obligations; and (d) FINOVA shall have received such other approvals, opinions or documents as FINOVA shall reasonably request.

5.       REPRESENTATIONS AND WARRANTIES.

         Each Borrower represents and warrants that:

         5.1 Due Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the State set forth on the Schedule, is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary in order for it to conduct its business and own its property, and has all requisite power and authority to conduct its business as presently conducted, to own its property and to execute and deliver each of the Loan Documents to which it is a party and perform all of its Obligations thereunder, and has not taken any steps to wind-up, dissolve or otherwise liquidate its assets;

         5.2 Other Names. Except as set forth on the Schedule, it has not, during the preceding five (5) years, been known by or used any other corporate or fictitious name except as set forth on the Schedule, nor has it been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during such time;

         5.3 Due Authorization. The execution, delivery and performance by it of the Loan Documents to which it is a party have been authorized by all necessary corporate action and do not and shall not constitute a violation of any applicable law or of its Articles or Certificate of Incorporation or By-Laws or, after giving effect to the application of the proceeds of the initial Loans, any other document, agreement or instrument to which any Borrower is a party or by which any Borrower or its assets are bound;

         5.4 Binding Obligation. Each of the Loan Documents to which it is a party is its legal, valid and binding obligation, enforceable against it in accordance with its terms;

         5.5 Intangible Property. It possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks, trademark applications and trade names for the present and planned future conduct of its business without any known conflict with the rights of others;

         5.6 Capital. It has capital sufficient to conduct its business, is able to pay its debts as they mature, and owns property having a fair salable value greater than the amount required to pay all of its debts (including contingent debts);

         5.7 Material Litigation. It has no pending or overtly threatened litigation, actions or proceedings which would materially and adversely affect its business, assets, operations, prospects or condition, financial or otherwise, or the Collateral or any of FINOVA's interests therein;

         5.8 Title; Security Interests of FINOVA. It has good, indefeasible and merchantable title to the Collateral and, upon the execution and delivery of the Loan Documents, the filing of UCC-1 Financing Statements, delivery of the certificate(s) evidencing any pledged securities, the filing of any collateral assignments or security agreements regarding Trademarks, Copyrights, Licenses and Patents, if any, with the appropriate governmental offices, in each case in the appropriate offices, this Agreement and such documents shall create valid and perfected first priority liens in the Collateral, subject only to Permitted Encumbrances;

         5.9 Restrictive Agreements; Labor Contracts. It is not a party or subject to any contract or subject to any charge, corporate restriction, judgment, decree or order materially and adversely affecting its business, assets, operations, prospects or condition, financial or otherwise, or which restricts its right or ability to incur Indebtedness, and it is not party to any labor dispute. In addition, no labor contract is scheduled to expire during the Initial Term of this Agreement, except as disclosed to FINOVA in writing prior to the date hereof;

         5.10 Laws. It is not in violation of any applicable statute, regulation, ordinance or any order of any court, tribunal or governmental agency, in any respect materially and adversely affecting the Collateral or its business, assets, operations, prospects or condition, financial or otherwise. It has all licenses, permits, registrations, and governmental approvals necessary to conduct its business, and a complete and accurate list thereof is set forth on the Schedule;

         5.11 Consents. It has obtained or caused to be obtained or issued any required consent of a governmental agency or other Person in connection with the financing contemplated hereby;

         5.12 Defaults. It is not in default with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which it is a party or by which it or its assets are bound, nor has any event occurred which, with the giving of notice or the lapse of time, or both, would cause such a default;

         5.13 Financial Condition. The Prepared Financials fairly present the financial condition and results of operations of DSI and its subsidiaries as of the date and for the periods thereof in accordance with GAAP; there are no material omissions from the Prepared Financials or other facts or circumstances not reflected in the Prepared Financials; and there has been no material and adverse change in such financial condition or operations since the date of the initial Prepared Financials delivered to FINOVA hereunder;

         5.14 ERISA. None of Borrowers, any ERISA Affiliate, or any Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a) or any of the published interpretations thereunder, nor has any Borrower or any ERISA Affiliate received any notice to such effect. No notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, nor has any Plan been terminated under ERISA. The PBGC has not instituted proceedings to terminate, or appointed a trustee to administer, a Plan. No lien upon the assets of any

Borrower has arisen with respect to a Plan. No prohibited transaction or Reportable Event has occurred with respect to a Plan. Neither any Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Each Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived;

         5.15 Taxes. It has filed all tax returns and such other reports as it is required by law to file and has paid or made adequate provision for the payment on or prior to the date when due of all taxes, assessments and similar charges that are due and payable;

         5.16 Locations; Federal Tax ID No. Its chief executive office and the offices and locations where it keeps the Collateral (except for Inventory in transit) are at the locations set forth on the Schedule, except to the extent that such locations may have been changed after notice to FINOVA in accordance with Section 6.4 hereof. Its federal tax identification number is as shown on the Schedule;

         5.17 Business Relationships. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between it and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrowers, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially and adversely affect it or prevent it from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted; and

         5.18 Reaffirmations. Each request for a loan made by a Borrower pursuant to this Agreement shall constitute (i) an automatic representation and warranty by each Borrower to FINOVA that there does not then exist any Event of Default and (ii) a reaffirmation as of the date of said request of all of the representations and warranties of each Borrower contained in this Agreement and the other Loan Documents.

6.       COVENANTS.

         6.1 AFFIRMATIVE COVENANTS. Each Borrower covenants that, so long as any Obligation remains outstanding and this Agreement is in effect, it shall:

             6.1.1 Taxes. File all tax returns and pay or make adequate provision for the payment of all taxes, assessments and other charges on or prior to the date when due;

             6.1.2 Notice of Litigation. Promptly notify FINOVA in writing of any litigation, suit or administrative proceeding which may materially and adversely affect the Collateral or its business, assets, operations, prospects or condition, financial or otherwise, whether or not the claim is covered by insurance;

             6.1.3 ERISA. Notify FINOVA in writing (i) promptly upon the occurrence of any event described in Paragraph 4043 of ERISA, other than a termination, partial termination or merger of a Plan or a transfer of a Plan's assets and (ii) prior to any termination, partial termination or merger of a Plan or a transfer of a Plan's assets;

             6.1.4 Change in Location. Notify FINOVA in writing forty-five (45) days prior to any change in the location of its chief executive office or the location of any Collateral, or its opening or closing of any other place of business;

             6.1.5 Corporate Existence. Maintain its corporate existence and its qualification to do business and good standing in all states necessary for the conduct of its business and the ownership of its property and maintain adequate assets, licenses, permits, registrations, governmental approvals, patents, copyrights, trademarks and trade names for the conduct of its business;

             6.1.6 Labor Disputes. Promptly notify FINOVA in writing of any material labor dispute to which it is or may become subject and the expiration of any labor contract to which it is a party or bound;

             6.1.7 Violations of Law. Promptly notify FINOVA in writing of any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to it which may materially and adversely affect the Collateral or its business, assets, prospects, operations or condition, financial or otherwise;

             6.1.8 Defaults. Notify FINOVA in writing within five (5) Business Days of its default under any note, indenture, loan agreement, or mortgage, or under any lease or other agreement material to its business, to which it is a party or by which it is bound, or of any other default under any of its Indebtedness;

             6.1.9 Capital Expenditures. Promptly notify FINOVA in writing of the making of any Capital Expenditure materially affecting its business, assets, prospects, operations or condition, financial or otherwise, except to the extent permitted in the Schedule;

             6.1.10 Books and Records. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP, reflecting all of its financial transactions;

             6.1.11 Leases; Warehouse Agreements. Provide FINOVA with (i) copies of all agreements between it and any landlord, warehouseman or bailee which owns any premises at which any Collateral may, from time to time, be located (whether for processing, storage or otherwise), and (ii) without limiting the landlord, bailee and/or mortgagee waivers to be provided pursuant to Section 4.1(j) hereof, additional landlord, bailee and/or mortgagee waivers in form acceptable to FINOVA with respect to all locations where any Collateral is hereafter located;

             6.1.12 Employment Agreement. Within 60 days after the Closing Date, Borrowers shall enter into an Employment Agreement with Donald W. Kappauf substantially in the form reviewed by FINOVA on or prior to the Closing Date.

             6.1.13 Additional Documents. At FINOVA's request, promptly execute or cause to be executed and delivered to FINOVA any and all documents, instruments or agreements deemed necessary by FINOVA to facilitate the collection of the Obligations or the Collateral or otherwise to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents. Without limiting the generality of the foregoing, if any of the Receivables with a face value in excess of $10,000 arises out of a contract with the United States of America or any department, agency, subdivision or instrumentality thereof, it shall promptly notify FINOVA of such fact in writing and shall execute any instruments and take any other action required or requested by FINOVA to comply with the provisions of the Federal Assignment of Claims Act; and

             6.1.14 Financial Covenants. Comply with the financial covenants set forth on the Schedule.

         6.2 Negative Covenants. Without FINOVA's prior written consent, which consent FINOVA may withhold in its sole discretion, so long as any Obligation remains outstanding and this Agreement is in effect, it shall not:

             6.2.1 Mergers. Merge or consolidate with or acquire any other Person, or make any other material change in its capital structure or in its business or operations which might adversely affect the repayment of the Obligations;

             6.2.2 Loans. Make advances, loans or extensions of credit to, or invest in, any Person, except for loans or cash advances to employees which are permitted in the Schedule;

             6.2.3 Dividends. Declare or pay cash dividends upon any of its stock or distribute any of its property or redeem, retire, purchase or acquire directly or indirectly any of its stock;

             6.2.4 Adverse Transactions. Enter into any transaction which materially and adversely affects the Collateral or its ability to repay the Obligations in full as and when due;

             6.2.5 Indebtedness of Others. Guarantee or become directly or continently liable for the Indebtedness of any Person, except by endorsement of instruments for deposit and except for the existing guarantees made by it prior to the date hereof, if any, which are set forth in the Schedule;

             6.2.6 Repurchase. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or any other repurchase or return basis;

             6.2.7 Name. Use any corporate or fictitious name other than its corporate name as set forth in its Articles or Certificate of Incorporation on the date hereof or as set forth on the Schedule;

             6.2.8 Prepayment. Prepay any Indebtedness other than trade payables and other than the Obligations;

             6.2.9 Capital Expenditure. Make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by all Borrowers in any fiscal year would exceed the amount set forth on the Schedule;

             6.2.10 [Intentionally Omitted]

             6.2.11 Indebtedness. Create, incur, assume or permit to exist any Indebtedness for Borrowed Money, (including in connection with Capital Leases) in excess of the amount set forth on the Schedule, other than (i) the Obligations, (ii) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business, and (iii) other Indebtedness for Borrowed Money existing on the date of this Agreement and reflected in the Schedule;

             6.2.12 Affiliate Transactions. Except as set forth below, sell, transfer, distribute or pay any money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or Indebtedness, or any property, of any Affiliate, or become liable on any guaranty of the indebtedness, dividends or other obligations of any Affiliate. Notwithstanding the foregoing, it may pay compensation permitted by Section 6.23 to employees who are Affiliates and, if no Event of Default has occurred, it may engage in transactions with Affiliates in the normal course of business, in amounts and upon terms which are fully disclosed to FINOVA and which are no less favorable to it than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate;

             6.2.13 Nature of Business. Enter into any new business or make any material change in any of its business objectives, purposes or operations;

             6.2.14 FINOVA's Name. Use the name of FINOVA in connection with any of its business or activities, except in connection with internal business matters or as required in dealings with governmental agencies and financial institutions or with its trade creditors, solely for credit reference purposes;

             6.2.15 Margin Security. It will not (and has not in the past) engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G or Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan or other advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or in any manner which might cause such Loan or other advance or the application of such proceeds to violate (or require any regulatory filing under) Regulation G, Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System, in each case as in effect on the date or dates of such Loan or other advance and such use of proceeds. Further, no proceeds of any Loan or other advance will be used to acquire any security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934;

             6.2.16 Real Property. Purchase or acquire any real property without FINOVA's prior written consent, a condition of which consent shall include delivery of appropriate environmental reports and analysis, in form and substance satisfactory to FINOVA and its counsel; or

             6.2.17 Business Activities of Subsidiaries. Permit any Guarantor to engage in any business activity or own any material assets unless (i) it gives FINOVA at least 30 days prior written notice thereof and (ii) causes such Guarantor to execute and deliver such security agreement and other agreements and instruments as FINOVA may reasonably request to create and perfect in favor of FINOVA a security interest in the assets of such Guarantor of the type constituting Collateral hereunder.

7.       DEFAULT AND REMEDIES.

         7.1 Events of Default. Any one or more of the following events shall constitute an Event of Default under this Agreement:

         (a) Any Borrower fails to pay when due and payable any portion of the Obligations at stated maturity, upon acceleration or otherwise;

         (b) (i) any Borrower or any other Loan Party fails to perform any of the covenants contained in Section 6.1.1, 6.1.2, 6.1.3, 6.1.6, 6.1.7, 6.1.9,
6.1.10, 6.1.11, and 6.1.13 of this Agreement and such failure shall continue for ten (10) days; provided, however, that such ten (10) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach of a Borrower or any other Loan Party of any such covenant; or (ii) any Borrower or any other Loan Party fails or neglects to perform, keep, or observe any Obligation including, but not limited to, any term, provision, condition, covenant or agreement contained in any Loan Document to which Borrower or such other Loan Party is a party, other than those described in
Section 7.1(a) or 7.1(b)(i);

         (c) Any material adverse change occurs in any Borrower's business, assets, operations, prospects or condition, financial or otherwise;

         (d) The prospect of repayment of any portion of the Obligations or the value or priority of FINOVA's security interest in the Collateral is materially impaired;

         (e) Any portion of any Borrower's assets is seized, attached, subjected to a writ or distress warrant, is levied upon or comes into the possession of any judicial officer;

         (f) Any Borrower shall generally not pay its debts as they become due or shall enter into any agreement (whether written or oral), or offer to enter into any agreement, with all or a significant number of its creditors regarding any moratorium or other indulgence with respect to its debts or the participation of such creditors or their representatives in the supervision, management or control of its business;

         (g) Any bankruptcy or other insolvency proceeding is commenced by any Borrower, or any such proceeding is commenced against any Borrower and remains undischarged or unstayed for forty-five (45) days;

         (h) Any notice of lien, levy or assessment is filed of record with respect to any of any Borrower's assets and is not discharged or bonded to FINOVA's satisfaction within five (5) days after the filing thereof and prior to any action to enforce or collect such lien, levy or assessment;

         (i) Any judgments are entered against any Borrower in an aggregate amount exceeding $100,000 in any fiscal year and are not vacated or discharged within 30 days after entry or execution thereon is not effectively stayed;

         (j) Any default shall occur under (i) any material agreement between any Borrower and any third party including, without limitation, any default which would result in a right by such third party to accelerate the maturity of any Indebtedness of any Borrower to such third party, or (ii) any Subordinated Debt;

         (k) Any representation or warranty made or deemed to be made by any Borrower, any Affiliate or any other Loan Party in any Loan Document or any other statement, document or report made or delivered to FINOVA in connection therewith shall prove to have been misleading in any material respect;

         (l) Any Guarantor terminates or attempts to terminate its Guaranty or any security therefor or becomes subject to any bankruptcy or other insolvency proceeding;

         (m) Any Prohibited Transaction or Reportable Event shall occur with respect to a Plan which could have a material adverse effect on the financial condition of any Borrower; any lien upon the assets of any Borrower in connection with any Plan shall arise; any Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which any Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; any Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived

         (n) Borrowers fails to satisfy any undertaking in the Conditions Subsequent Agreement, if any, executed and delivered on the Closing Date;

         (o) Donald T. Kelly shall cease to be employed by Borrowers, and his successor, within thirty (30) days after being employed by Borrowers, shall not have entered into a Support Agreement substantially identical to the Support Agreement executed by Donald T. Kelly on the Closing Date; or

         (p) Any Change of Control occurs; or any transfer occurs of any percentage of shares of common stock or other evidence of ownership of any Borrower other than DSI.

         NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, FINOVA RESERVES THE RIGHT TO CEASE MAKING ANY LOANS DURING ANY CURE PERIOD STATED ABOVE, AND THEREAFTER IF AN EVENT OF DEFAULT HAS OCCURRED.

         7.2 Remedies. Upon the occurrence of an Event of Default, FINOVA may, at its option and in its sole discretion and in addition to all of its other rights under the Loan Documents, cease making Loans, terminate this Agreement and/or declare all of the Obligations to be immediately payable in full. Each Borrower agrees that FINOVA shall also have all of its rights and remedies under applicable law, including, without limitation, the default rights and remedies of a secured party under the Code, and upon the occurrence of an Event of Default each Borrower hereby consents to the appointment of a receiver by FINOVA in any action initiated by FINOVA pursuant to this Agreement and to the jurisdiction and venue set forth in Section 9.25 hereof, and each Borrower waives notice and posting of a bond in connection therewith. Further, FINOVA may, at any time, take possession of the Collateral and keep it on each Borrower's premises, at no cost to FINOVA, or remove any part of it to such other place(s) as FINOVA may desire, or each Borrower shall, upon FINOVA's demand, at Borrowers' sole cost, assemble the Collateral and make it available to FINOVA at a place reasonably convenient to FINOVA. FINOVA may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as FINOVA deems advisable, at FINOVA's discretion, and may, if FINOVA deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Each Borrower agrees that FINOVA has no obligation to preserve rights to the Collateral or marshall any Collateral for the benefit of any Person. FINOVA is hereby granted a license or other right to use, without charge, each Borrower's labels, patents, copyrights, name, trade secrets, trade names, trademarks and advertising matter, or any similar property, in completing production, advertising or selling any Collateral and each Borrower's rights under all licenses and all franchise agreements shall inure to FINOVA's benefit. Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to DSI at its address set forth in the heading to this Agreement at least ten (10) days before sale or other disposition. The proceeds of sale shall be applied, first, to all attorneys fees and other expenses of sale, and second, to the Obligations in such order as FINOVA shall elect, in its sole discretion. FINOVA shall return any excess to the applicable Borrower and each Borrower shall remain jointly and severally liable for any deficiency to the fullest extent permitted by law.

         7.3 Standards for Determining Commercial Reasonableness. Each Borrower and FINOVA agree that the following conduct by FINOVA with respect to any disposition of Collateral shall conclusively be deemed commercially reasonable (but other conduct by FINOVA, including, but not limited to, FINOVA's use in its sole discretion of other or different times, places and manners of noticing and conducting any disposition of Collateral shall not be deemed unreasonable): Any public or private disposition: (i) as to which on no later than the tenth calendar day prior thereto written notice thereof is mailed or personally delivered to DSI and, with respect to any public disposition, on no later than the tenth calendar day prior thereto notice thereof describing in general non-specific terms, the Collateral to be disposed of is published once in a newspaper of general circulation in the county where the sale is to be conducted (provided that no notice of any public or private disposition need be given to any Borrower or published if the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market); (ii) which is conducted at any place designated by FINOVA, with or without the Collateral being present; and (iii) which commences at any time between 8:00 a.m. and 5:00 p.m. Without limiting the generality of the foregoing, each Borrower expressly agrees that, with respect to any disposition of accounts, instruments and general intangibles, it shall be commercially reasonable for FINOVA to direct any prospective purchaser thereof to ascertain directly from the applicable Borrower any and all information concerning the same, including, but not limited to, the terms of payment, aging and delinquency, if any, the financial condition of any obligor or account debtor thereon or guarantor thereof, and any collateral therefor.

8.       EXPENSES AND INDEMNITIES

         8.1 Expenses. Each Borrower covenants that, so long as any Obligation remains outstanding and this Agreement remains in effect, it shall promptly reimburse FINOVA jointly and severally for all costs, fees and expenses incurred by FINOVA in connection with the negotiation, preparation, execution, delivery, administration and enforcement of each of the Loan Documents, including, but not limited to, the reasonable attorneys' and paralegals' fees of in-house and outside counsel, expert witness fees, lien, title search and insurance fees, appraisal fees, all charges and expenses incurred in connection with any and all environmental reports and environmental remediation activities, and all other costs, expenses, taxes and filing or recording fees payable in connection with the transactions contemplated by this Agreement, including without limitation all such costs, fees and expenses as FINOVA shall incur or for which FINOVA shall become obligated in connection with (i) any inspection or verification of the Collateral, (ii) any proceeding relating to the Loan Documents or the Collateral, (iii) actions taken with respect to the Collateral and FINOVA's security interest therein, including, without limitation, the defense or prosecution of any action involving FINOVA and any Borrower or any third party,
(iv) enforcement of any of FINOVA's rights and remedies with respect to the Obligations or Collateral and (v) consultation with FINOVA's attorneys and participation in any workout, bankruptcy or other insolvency or other proceeding involving any Loan Party or any Affiliate, whether or not suit is filed or the issues are peculiar to federal bankruptcy or state insolvency laws. Each Borrower shall also jointly and severally pay all FINOVA charges in connection with bank wire transfers, forwarding of loan proceeds, deposits of checks and other items of payment, returned checks, establishment and maintenance of lockboxes and other Blocked Accounts, and all other bank and administrative matters, in accordance with FINOVA's schedule of bank and administrative fees and charges in effect from time to time.

         8.2 Environmental Matters. The Environmental Certificate dated on or about the date of this Agreement is incorporated herein for all purposes as if fully stated in this Agreement.

9.       MISCELLANEOUS.

         9.1 Examination of Records; Financial Reporting.

         (a) Examinations. FINOVA shall at all reasonable times have full access to and the right to examine, audit, make abstracts and copies from and inspect each Borrower's records, files, books of account and all other documents, instruments and agreements relating to the Collateral and the right to check, test and appraise the Collateral. Each Borrower shall deliver to FINOVA any instrument necessary for FINOVA to obtain records from any service bureau maintaining records for any Borrower. All instruments and certificates prepared by any Borrower showing the value of any of the Collateral shall be accompanied, upon FINOVA's request, by copies of related purchase orders and invoices. FINOVA may, at any time after the occurrence of an Event of Default, remove from each Borrower's premises such Borrower's books and records (or copies thereof) or require such Borrower to deliver such books and records or copies to FINOVA. FINOVA may, without expense to FINOVA, use such of each Borrower's personnel, supplies and premises as may be reasonably necessary for maintaining or enforcing FINOVA's security interest.

         (b) Reporting Requirements. Each Borrower shall furnish FINOVA, upon request, such information and statements as FINOVA shall reasonably request from time to time regarding such Borrower's business affairs, financial condition and the results of its operations. Without limiting the generality of the foregoing, DSI on behalf of all Borrowers shall provide FINOVA with: (i) FINOVA's standard form collateral and loan report for all Borrowers, weekly, and upon FINOVA's request, copies of sales journals, cash receipt journals, and deposit slips;
(ii) upon FINOVA's request, copies of sales invoices, customer statements and credit memoranda issued, remittance advices and reports; (iii) copies of shipping and delivery documents, upon request; (iv) on or prior to the date set forth on the Schedule, monthly agings (aged from invoice date) and reconciliations of all Borrowers' Receivables (with listings of concentrated accounts), payables reports, compliance certificates and unaudited financial statements with respect to the prior month prepared on a basis consistent with such statements prepared in prior months and otherwise in accordance with GAAP; (v) on or prior to the date set forth in the Schedule, audited annual consolidated financial statements of DSI and its subsidiaries, prepared in accordance with GAAP applied on a basis consistent with the most recent Prepared Financials provided to FINOVA by Borrowers, including balance sheets, income and cash flow statements, accompanied by the unqualified report thereon of independent certified public accountants acceptable to FINOVA; and (vi) such certificates relating to the foregoing as FINOVA may request, including, without limitation, a monthly certificate from the president and the chief financial officer of DSI in the form of EXHIBIT B hereto, showing Borrowers' compliance with each of the financial covenants set forth in this Agreement, and stating whether any Event of Default has occurred or event which, with giving of notice or the passage of time, or both, would constitute an Event of Default, and if so, the steps being taken to prevent or cure such Event of Default. All reports or financial statements submitted by Borrowers shall be in reasonable detail and shall be certified by the principal financial officer of DSI or the applicable Borrower as being complete and correct.

         9.2 Term; Termination.

         (a) Term. The Initial Term of the Revolving Credit Loans facility and the obligation of FINOVA to made advances with respect thereto in accordance with this Agreement shall be as set forth on the Schedule, and the Revolving Credit Loans facility and this Agreement shall be renewed for one or more Renewal Term(s) as set forth in the Schedule, unless earlier terminated as provided herein.

         (b) Prior Notice. Each party shall have the right to terminate this Agreement effective at the end of the Initial Term or at the end of any Renewal Term by giving the other party written notice not less than sixty (60) days prior to the effective date of such termination, by registered or certified mail.

         (c) Payment in Full. Upon the effective date of termination, the Obligations shall become immediately due and payable in full in cash.

         (d) Early Termination; Termination Fee. In addition to the procedure set forth in Section 9.2(b), Borrowers may terminate this Agreement as to all of the Borrowers (and not less than all of the Borrowers) at any time but only upon thirty (30) days' prior written notice and prepayment of the Obligations (including, without limitation, the Term Loan). Upon any such early termination by Borrowers or any termination of this Agreement by FINOVA upon the occurrence of an Event of Default, then, and in any such event, Borrowers shall jointly and severally pay to FINOVA upon the effective date of such termination the Success Fee and a fee (the "TERMINATION FEE") in an amount equal to the amount shown on the Schedule.

         9.3 Recourse to Security; Certain Waivers. All Obligations shall be payable by Borrowers as provided for herein and, in full, at the termination of this Agreement; recourse to security shall not be required at any time. Each Borrower waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices to which any Borrower might otherwise be entitled.

         9.4 No Waiver by FINOVA. Neither FINOVA's failure to exercise any right, remedy or option under this Agreement, any supplement, the Loan Documents or other agreement between FINOVA and any Borrower nor any delay by FINOVA in exercising the same shall operate as a waiver. No waiver by FINOVA shall be effective unless in writing and then only to the extent stated. No waiver by FINOVA shall affect its right to require strict performance of this Agreement. FINOVA's rights and remedies shall be cumulative and not exclusive.

         9.5 Binding on Successor and Assigns. All terms, conditions, promises, covenants, provisions and warranties shall inure to the benefit of and bind FINOVA's and each Borrower's respective representatives, successors and assigns.

         9.6 Severability. If any provision of this Agreement shall be prohibited or invalid under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

         9.7 Amendments; Assignments. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by each Borrower and FINOVA. No Borrower may sell, assign or transfer any interest in this Agreement or any other Loan Document, or any portion thereof, including, without limitation, any of a Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Each Borrower hereby consents to FINOVA's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, FINOVA's rights, title, interests, remedies, powers and duties hereunder or thereunder. In connection therewith, FINOVA may disclose all documents and information which FINOVA now or hereafter may have relating to any Borrower or any Borrower's business. To the extent that FINOVA assigns its rights and obligations hereunder to a third party, FINOVA shall thereafter be released from such assigned obligations to Borrowers and such assignment shall effect a novation between Borrowers and such third party.

         9.8 Integration. This Agreement, together with the Schedule (which is a part hereof) and the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby.

         9.9 Survival. All of the representations and warranties of each Borrower contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties. No termination of this Agreement or of any guaranty of the Obligations shall affect or impair the powers, obligations, duties, rights, representations, warranties or liabilities of the parties hereto and all shall survive such termination.

         9.10 Evidence of Obligations. Each Obligation may, in FINOVA's discretion, be evidenced by notes or other instruments issued or made by one or more Borrowers to FINOVA. If not so evidenced, such Obligation shall be evidenced solely by entries upon FINOVA's books and records.

         9.11 Loan Requests. Each oral or written request for a Loan by any Person who purports to be any employee, officer or authorized agent of DSI shall be made to FINOVA on or prior to 11:00 a.m., Eastern time on the Business Day on which the proceeds thereof are requested to be paid to any Borrower and shall be conclusively presumed to be made by a Person authorized by each Borrower to do so and the crediting of a loan to a Borrower's operating account shall conclusively establish each Borrower's obligation to repay such loan. Unless and until DSI otherwise directs FINOVA in writing, all loans shall be wired to the applicable Borrower's operating account set forth on the Schedule.

         9.12 Notices. Any notice required hereunder shall be in writing and addressed to the applicable Borrower and FINOVA at their addresses set forth at the beginning of this Agreement. A copy of any notice to a Borrower shall be sent to Goldstein & DiGioia LLP, 369 Lexington Avenue, New York, New York 10017,
Attn: Victor J. DiGioia. Notices hereunder shall be deemed received on the earlier of receipt, whether by mail, personal delivery, facsimile, or otherwise, or upon deposit in the United States mail, postage prepaid.

         9.13 Brokerage Fees. Each Borrower represents and warrants to FINOVA that, with respect to the financing transaction herein contemplated, no Person, other than EJ Advisors, is entitled to any brokerage fee or other commission, and Borrower agrees to indemnify and hold FINOVA harmless against any and all such claims.

         9.14 Disclosure. No representation or warranty made a Borrower in this Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower or which reasonably should be known to any Borrower which Borrowers has not disclosed to FINOVA in writing with respect to the transactions contemplated by this Agreement which materially and adversely affects the business, assets, operations, prospects or condition (financial or otherwise), of any Borrower.

         9.15 Publicity. FINOVA is hereby authorized to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

         9.16 Captions. The Section titles contained in this Agreement are without substantive meaning and are not part of this Agreement.

         9.17 Injunctive Relief. Each Borrower recognizes that, in the event a Borrower fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to FINOVA. Therefore, FINOVA, if it so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         9.18 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

         9.19 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         9.20 Time of Essence. Time is of the essence for the performance by each Borrower of the Obligations set forth in this Agreement.

         9.21 Limitation of Actions. Each Borrower agrees that any claim or cause of action by such Borrower against FINOVA, or any of FINOVA's directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other present or future agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, whether or not relating hereto or thereto, occurred, done, omitted or suffered to be done by FINOVA, or by FINOVA's directors, officers, employees, agents, accountants or attorneys, whether sounding in contract or in tort or otherwise, shall be barred unless asserted by such Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after any Borrower has knowledge, or with the exercise of reasonable diligence should have had knowledge, of the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based and service of a summons and complaint on an officer of FINOVA or any other Person authorized to accept service of process on behalf of FINOVA, within 30 days thereafter. Each Borrower agrees that such one-year period of time is a reasonable and sufficient time for Borrowers to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by a specific written agreement of FINOVA. This provision shall survive any termination of this Loan Agreement or any other agreement.

         9.22 Liability. Neither FINOVA nor any FINOVA Affiliate shall be liable for any indirect, special, incidental or consequential damages in connection with any breach of contract, tort or other wrong relating to this Agreement or the Obligations or the establishment, administration or collection thereof (including without limitation damages for loss of profits, business interruption, or the like), whether such damages are foreseeable or unforeseeable, even if FINOVA has been advised of the possibility of such damages. Neither FINOVA, nor any FINOVA Affiliate shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by a Borrower through the ordinary negligence of FINOVA, or any FINOVA Affiliate. "FINOVA AFFILIATE" shall mean FINOVA's directors, officers, employees, agents, attorneys or any other Person or entity affiliated with or representing FINOVA.

         9.23 Notice of Breach by FINOVA. Each Borrower agrees to give FINOVA written notice of (i) any action or inaction by FINOVA or any attorney of FINOVA in connection with any Loan Documents that may be actionable against FINOVA or any attorney of FINOVA or (ii) any defense to the payment of the Obligations for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law. Each Borrower agrees that unless such notice is fully given as promptly as possible (and in any event within thirty (30) days) after any Borrower has knowledge, or with the exercise of reasonable diligence should have had knowledge, of any such action, inaction or defense, no Borrower shall assert, and each Borrower shall be deemed to have waived, any claim or defense arising therefrom.

         9.24 Application of Insurance Proceeds. The net proceeds of any casualty insurance insuring the Collateral, after deducting all costs and expenses (including attorneys' fees) of collection, shall be applied, at FINOVA's option, either toward replacing or restoring the Collateral, in a manner and on terms satisfactory to FINOVA, or toward payment of the Obligations. Any proceeds applied to the payment of Obligations shall be applied in such manner as FINOVA may elect. In no event shall such application relieve any Borrower from payment in full of all installments of principal and interest which thereafter become due in the order of maturity thereof.

         9.25 Power of Attorney. Each Borrower appoints FINOVA and its designees as such Borrower's attorney, with the power to endorse such Borrower's name on any checks, notes, acceptances, money orders or other forms of payment or security that come into FINOVA's possession; to sign such Borrower's name on any invoice or bill of lading relating to any Receivable, on drafts against customers, on assignments of Receivables, on notices of assignment, financing statements and other public records, on verifications of accounts and on notices to customers or account debtors; to send requests for verification of Receivables to customers or account debtors; after the occurrence of any Event of Default, to notify the post office authorities to change the address for delivery of such Borrower's mail to an address designated by FINOVA and to open and dispose of all mail addressed to such Borrower; and to do all other things FINOVA deems necessary or desirable to carry out the terms of this Agreement. Each Borrower hereby ratifies and approves all acts of such attorney. Neither FINOVA nor any of its designees shall be liable for any acts or omissions nor for any error of judgment or mistake of fact or law while acting as such Borrower's attorney. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied and FINOVA's obligation to provide loans hereunder shall have terminated.

         9.26 GOVERNING LAW; WAIVERS. THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ENFORCEMENT OF THE OBLIGATIONS, SHALL BE INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE CONFLICT OF LAWS RULES) OF THE STATE OF ARIZONA GOVERNING CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MARICOPA IN THE STATE OF ARIZONA OR, AT THE SOLE OPTION OF FINOVA, IN ANY OTHER COURT IN WHICH FINOVA SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH BORROWER WAIVES ANY OBJECTION OF FORUM

NON CONVENIENS AND VENUE. EACH BORROWER FURTHER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE IN THE MANNER SET FORTH IN SECTION 9.12 HEREOF FOR THE GIVING OF NOTICE. EACH BORROWER FURTHER WAIVES ANY RIGHT IT MAY OTHERWISE HAVE TO COLLATERALLY ATTACK ANY JUDGMENT ENTERED AGAINST IT.

         9.27 MUTUAL WAIVER OF RIGHT TO JURY TRIAL. FINOVA AND EACH BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (I) THIS AGREEMENT; (II) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN FINOVA AND ANY BORROWER; OR
(III) ANY CONDUCT, ACTS OR OMISSIONS OF FINOVA OR ANY BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH FINOVA OR ANY BORROWER; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

         9.28 Nonpublic Information. FINOVA agrees that if, in the course of the transactions contemplated by this Agreement, it comes into possession of any material non-public information regarding DSI and its subsidiaries, it will use all reasonable efforts to maintain the confidentiality of such information and will not disclose any of such information to any person except to its employees, advisors, and agents as necessary or advisable in connection with the negotiation, administration, and enforcement of the Loan Documents. The foregoing undertaking will not apply to any such information after such time as it becomes generally available to the public.

                               [SIGNATURES FOLLOW]

BORROWERS:

DIGITAL SOLUTIONS, INC., a New Jersey corporation
Fed. Tax ID #: 22-1899798


By:   ______________________________
      Name:
      Title:


DSI-CONTRACT STAFFING, INC., a New York corporation
Fed. Tax ID #: 13-2878077

By:   ______________________________
      Name:
      Title:


DSI-STAFF CONNXIONS-NORTHEAST, INC., a New Jersey corporation
Fed. Tax ID #: 22-3405060

By:   ______________________________
      Name:
      Title:


DSI-STAFF Rx, INC., a Texas corporation
Fed. Tax ID #: 76-0451040

By:   ______________________________
      Name:
      Title:


DSI- STAFF CONNXIONS-SOUTHWEST, INC., a Texas corporation
Fed. Tax ID #: 76-0422152

By:   ______________________________
      Name:
      Title:

                                [LOAN AGREEMENT]

LENDER:

FINOVA CAPITAL CORPORATION


By:   ______________________________
      Name: Ilene Gerber
      Title: Vice President

                                [LOAN AGREEMENT]

                                                                       EXHIBIT A









                      ( CLOSING CHECKLIST - SECTION4.1(z) )

                                                                       EXHIBIT B









                   ( COMPLIANCE CERTIFICATE - SECTION 9.19(b) )